EXHIBIT 99.1

Donegal Group Inc. Acquires Sheboygan Falls Insurance Company

MARIETTA, Pa., Dec. 2, 2008 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) reported that it had completed the acquisition of all of the outstanding capital stock of Sheboygan Falls Insurance Company. The acquisition consideration was approximately $12.0 million, which includes a surplus contribution of $8.5 million to support the future premium growth of Sheboygan Falls.

Sheboygan Falls, which operates only in Wisconsin, underwrites a broad line of personal lines products, including auto, homeowners, dwelling fire and umbrella coverages. It also underwrites commercial products, including commercial package policies, commercial fire, general liability and workers' compensation. Sheboygan Falls estimates that it will report approximately $8.0 of net written premium for 2008.

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc. stated, "An important part of our strategy is the selective acquisition of property and casualty insurers to augment our organic growth in our existing markets and expand into selected geographic regions. The Sheboygan Falls acquisition represents a continuation of our plans to expand our operations in the Midwest."

Donegal Group Inc. is a property and casualty insurance holding company whose insurance subsidiaries offer personal and commercial lines of insurance to businesses and individuals in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and six Midwestern states (Iowa, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).

All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of our insurance subsidiaries' reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which we operate, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the periodic reports we file with the Securities and Exchange Commission. Undue reliance should not be placed on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President and Chief Financial
           Officer
          (717) 426-1931
          Fax: (717)426-7009
          jeffmiller@donegalgroup.com